Exhibit 99.1

News Release

CDI Corp. to be Acquired by AE Industrial Partners for $8.25 Per Share in Cash

Philadelphia (July 31, 2017) – CDI Corp. (NYSE: CDI) (“CDI”, or the “Company”), a leading provider of engineering, information technology, and staffing solutions, today announced that it has entered into a definitive agreement to be acquired by affiliates of AE Industrial Partners, LLC (“AEI”), a private equity investor specializing in aerospace, power generation, and specialty industrial companies. Pursuant to the agreement, AEI will acquire all of the outstanding shares of the Company’s common stock for $8.25 per share in an all-cash tender offer and follow-on merger. The agreement was unanimously approved by the Company’s Board of Directors following a review of strategic alternatives that the Company announced in March 2017. In addition, shareholders representing 26% of shares outstanding have entered into tender and support agreements.

“After a review of strategic alternatives by our Board of Directors, we are pleased to reach this agreement with AEI, which provides our shareholders with immediate liquidity and substantial certainty of value. We further believe that this transaction presents a winning proposition for all of our stakeholders,” said Michael S. Castleman, President, Interim CEO and Chief Financial Officer of CDI. “AEI has a proven track record of partnering with company management, is a strategic-minded and growth-oriented investor that has substantial experience in many of our core end markets, and has a strong understanding of the Company’s capabilities and business model. With AEI’s longer-term commitment, strategic vision, deep capital base, and relevant investing and operating experience, we believe that CDI will strengthen its market position and its delivery of value-added engineering, IT and staffing solutions.”

“We are excited to partner with CDI’s exceptional leadership team and market-leading brand,” said Michael Greene, Managing Partner of AEI. “We believe that the Company’s capabilities and reputation, combined with AEI’s deep operating expertise in engineering, IT solutions, and human capital management, will allow the Company to expand and strengthen its relationships and its value proposition to key customers. We look forward to working with the Company and accelerating the growth of the business.”

Under the terms of the agreement, AEI will commence a tender offer to purchase any and all of the outstanding shares of CDI’s common stock for $8.25 per share in cash. The purchase price represents a 33% premium to the closing price of $6.20 on July 28th and a 36% premium to the average closing price for the last 30 trading days of $6.06. Upon completion of the transaction, CDI will become a privately held company.

The transaction, which is expected to close in the third quarter of 2017, is conditioned upon, among other things, satisfaction of a minimum tender condition, regulatory filings, and other customary closing conditions. There are no financing conditions associated with the proposed agreement.

Houlihan Lokey is serving as financial advisor to the Company and Dechert LLP is serving as the Company’s legal advisor. Lincoln International is serving as financial advisor to AEI and Kirkland & Ellis LLP is serving as AEI’s legal advisor.

About CDI Corporation

CDI (NYSE: CDI) seeks to create extraordinary outcomes with our clients by delivering solutions based on highly skilled and professional talent. Our business is comprised of four segments: Enterprise Talent, Specialty Talent & Technology Solutions, Engineering Solutions, and MRI. We provide engineering, information technology, and staffing solutions to clients in multiple industries, including aerospace, chemicals, energy, industrial equipment, infrastructure, and technology, as well as municipal and state governments and the U.S. Department of Defense. We have offices and delivery centers in the U.S. and Canada. In addition, we also provide recruiting and staffing services through our global MRINetwork® of franchisees. Learn more at www.cdicorp.com.

About AE Industrial Partners

AE Industrial Partners is a leading private equity firm specializing in control-oriented investments in aerospace, power generation, and specialty industrial businesses and has strong experience investing in businesses with similar capabilities and end-market exposure as CDI. AEI invests in market-leading companies that can benefit from its deep operating experience, industry knowledge, and relationships. AEI is able to provide a powerful level of industry insight and strategic direction that helps drive success within its portfolio investments. Learn more at www.aeroequity.com.

Notice to Investors

The tender offer for the outstanding common stock of CDI has not yet commenced. This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of CDI. The solicitation and offer to buy common stock of CDI will only be made pursuant to an Offer to Purchase and related materials. At the time the tender offer is commenced, Nova Intermediate Parent, LLC and Nova Merger Sub, Inc. will file a tender offer statement on Schedule TO with the SEC and CDI will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors are urged to read these materials when they become available, as well as any other relevant documents filed with the SEC when they become available, carefully and in their entirety because they will contain important information, including the terms and conditions of the tender offer. Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that CDI files with the SEC at the SEC’s website at www.sec.gov, or free of charge from CDI at www.cdicorp.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this announcement regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits of the proposed transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to obtain requisite regulatory approvals, the tender of a majority of the shares of common stock of CDI on a fully diluted basis and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents to be filed by Nova Merger Sub, Inc. and the Solicitation/Recommendation Statement to be filed by CDI. CDI shareholders should not place undue reliance on any forward-looking statements. CDI disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

Investor Relations Contact for CDI:

ICR LLC

Vance Edelson

(215) 278-8230

InvestorRelations@cdicorp.com

Media Contacts for AE Industrial:

Owen Blicksilver Public Relations

Carol Makovich

(203) 622-4781

carol@blicksilverpr.com

Jennifer Hurson

(845) 507-0571

jennifer@blicksilverpr.com